Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos.333-160078, 333-160079, 333-64549, 333-56121, 333-189999; 333-187729 and 333-90880) and Form S-3 (No.333-194389) of our report dated March 2, 2015 relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting of W.P. Carey Inc., which appears in this Form 10-K and our report dated March 3, 2014 relating to the financial statements of Corporate Property Associates 16 - Global Incorporated, which is incorporated by reference to Exhibit 99.2 of the Annual Report on Form 10-K filed March 3, 2014 by W. P. Carey Inc.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 2, 2015